September 26, 2008

To:	Kanders & Company, Inc.
One Landmark Square, 22nd Floor
Stamford, Connecticut 06901
Attention: Mr. Warren B. Kanders

Re:	Langer, Inc. (the “Company”)

Dear Mr. Kanders:

The undersigned, ____________ for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, agrees that, until December 7, 2011 (the “Termination Date”), the undersigned will not offer, sell, contract to sell, hypothecate, pledge, grant any option to purchase, make any short sale or otherwise dispose of or encumber any portion of the $250,000 principal amount of the Company’s 5% Convertible Subordinated Notes due December 7, 2011 (the “Note”) owned by the undersigned. Except with your prior written consent, the undersigned further agrees not to exercise any rights to convert the Note into shares of the Company’s common stock, $0.02 par value (the “Conversion Shares” and with the Note, the “Subject Securities”) prior to the Termination Date.

The foregoing restriction is expressly agreed to preclude the undersigned from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Subject Securities even if the Subject Securities would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Subject Securities or with respect to any security that includes, relates to, or derives any significant part of its value from such securities.

Notwithstanding the foregoing, subject to applicable law the undersigned may transfer the Subject Securities subject to the provisions, including those regarding voting, set forth herein (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein, (ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, or (iii) with your prior written consent. For purposes of this Letter Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Subject Securities except in compliance with the foregoing restrictions.

The undersigned further agrees to cast all votes to which the undersigned is entitled in respect of the Subject Securities, whether at any annual or special meeting, by written consent or otherwise, in the same manner and proportion as shares of Common Stock are voted by you and your affiliates or as otherwise directed by you. Prior to the Termination Date, the undersigned shall not enter into any agreement or understanding with any entity or person including to vote, grant any proxy or give instructions with respect to the voting of the Subject Securities in any manner inconsistent with the preceding sentence.

The undersigned agrees to execute any additional documents reasonably necessary or related to the enforcement of this Letter Agreement. The undersigned further agrees that until the Termination Date, the Note will be under the custody of Kane Kessler, P.C. The undersigned’s obligations under this Letter Agreement shall be binding upon the undersigned’s successors and assigns or heirs, as the case may be.

This Letter Agreement, and all rights and obligations of the parties hereunder, shall be construed and enforced in accordance with and governed by the law of the State of New York. This Letter Agreement shall be subject to the exclusive jurisdiction of the courts of New York County, New York. Any breach or default of any provision hereof shall be deemed to be a breach or default occurring in the State of New York by virtue of a failure to perform an act required to be performed in the State of New York, and the parties, for themselves and their lawful successors, irrevocably and expressly agree to submit to the jurisdiction of the courts of the State of New York for the purpose of enforcing the terms of hereof and the transactions contemplated hereby. The parties irrevocably waive (for themselves and their lawful successors), to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Letter Agreement or any judgment entered by any court in respect hereof brought in New York County, New York, and further irrevocably waive any claim that any suit, action or proceeding brought in New York County, New York has been brought in an inconvenient forum.

Very truly yours,

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